SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ORBITAL SCIENCES CORPORATION

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March 10, 2008

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of stockholders of Orbital Sciences Corporation to be held on Thursday, April 24, 2008, at 9:00 a.m., at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166.

Your vote is important. Whether or not you plan to attend, and regardless of the number of shares you own, I urge you to vote in accordance with the instructions provided with this proxy statement. Even if you return a proxy card or vote via the Internet or by telephone, you may still attend the meeting and vote in person.

I hope that you will be able to attend the meeting. Orbital’s officers and directors look forward to seeing you at that time.

Sincerely,

David W. Thompson
Chairman of the Board and
Chief Executive Officer

ORBITAL SCIENCES CORPORATION

21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
www.orbital.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 24, 2008

The annual meeting of stockholders of Orbital Sciences Corporation (“Orbital” or the “company”) will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 24, 2008, at 9:00 a.m.

Stockholders, as of the close of business on February 26, 2008, are entitled to vote at the annual meeting. The following items are on the agenda:

1.	To elect four directors for three-year terms ending in 2011.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

As permitted by rules adopted by the U.S. Securities and Exchange Commission, we have elected to make our proxy materials available to our stockholders on the Internet, rather than mailing printed copies of these materials to each stockholder. On or about March 10, 2008, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials online or request a printed or e-mail copy of these materials. We believe this method of distribution will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Whether or not you plan to attend the annual meeting, please promptly vote your shares over the Internet or via the toll-free telephone number, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you are present at the annual meeting and desire to vote in person, your vote by proxy will not be used.

By Order of the Board of Directors,
Susan Herlick
Senior Vice President, General Counsel
and Corporate Secretary

March 10, 2008

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	4
Directors to be Elected at the 2008 Annual Meeting	4
Directors Whose Terms Expire in 2009	5
Directors Whose Terms Expire in 2010	6
CORPORATE GOVERNANCE	7
Corporate Governance Guidelines	7
Code of Business Conduct and Ethics	7
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES	8
Director Independence	8
Retirement Policy	9
Lead Independent Director and Executive Sessions	9
Communications with Directors	9
Related Person Transactions Policy	9
Our Committees	10
Attendance at Board and Stockholder Meetings	12
Director Compensation	13
EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Human Resources and Compensation Committee Report	20
Summary Compensation Table	20
Grants of Plan-Based Awards	23
Outstanding Equity Awards at Fiscal Year-End	25
Option Exercises and Stock Vested	26
Pension Benefits	26
Nonqualified Deferred Compensation	26
Potential Payments Upon Termination or Change in Control	27
Indemnification Agreements	31
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	31
AUDIT AND FINANCE COMMITTEE REPORT	31
OWNERSHIP OF COMMON STOCK	33
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
STOCKHOLDER PROPOSALS FOR 2009 PROXY STATEMENT	35
OTHER MATTERS	35
Section 16(a) Beneficial Ownership Reporting Compliance	35
Relationship with Independent Registered Public Accounting Firm	36
Fees of Independent Registered Public Accounting Firm	36
Pre-Approval of Audit and Non-Audit Services	36
Multiple Stockholders with the Same Address	37

ORBITAL SCIENCES CORPORATION

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders because you own shares of our common stock. This proxy statement contains information about the matters to be voted on at the annual meeting and the voting process, as well as information about our directors and executive officers and other information about Orbital. The annual meeting will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 24, 2008, at 9:00 a.m.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

As permitted by the U.S. Securities and Exchange Commission (the “SEC”) rules, we have elected to make this proxy statement and our Annual Report on Form 10-K available to our stockholders on the Internet, rather than mailing printed copies of these materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of our proxy materials unless you request one. The Notice contains instructions for accessing and reviewing our proxy materials on the Internet. If you received the Notice by mail and would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions included in the Notice.

Who is entitled to vote?

Holders of our common stock at the close of business on February 26, 2008, the record date, are entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote on each matter to be voted on. On February 26, 2008, there were 58,440,313 shares of common stock issued and outstanding and entitled to vote.

What am I voting on?

You are voting on two items of business at the annual meeting — (1) the election of four directors to serve until the 2011 annual meeting and until their respective successors are elected and qualified or until the director’s death, removal or resignation and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. For more information, turn to “Proposal 1 — Election of Directors” on page 4 and “Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm” on page 35.

How do I vote?

If you are a holder of our common stock as of the record date, there are four ways to vote:

•	by Internet at www.proxyvote.com, by following the instructions on the Notice or proxy card;

•	by telephone, by following the instructions on the proxy card;

•	if you received our proxy materials by mail, by completing and mailing your proxy card; or

•	by written ballot at the annual meeting.

Votes by Internet or telephone must be received by 11:59 p.m. Eastern Time on Wednesday, April 23, 2008. If you do not indicate your voting preference, the appointed proxies will vote your shares FOR each of the nominees to our Board of Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

If your shares are held in a brokerage account or in your broker’s name (i.e., in “street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the Internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares as directed. If, however, your brokerage firm has not received your instructions in a timely manner, the firm may vote your shares on any matter which the rules of the New York Stock Exchange (“NYSE”) determines to be routine. The matters on the agenda for the 2008 annual meeting are “routine” according to the NYSE rules. For your general information, if the brokerage firm cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter. The effect that a broker non-vote has on each matter to be considered at the annual meeting is discussed below.

We will pass out written ballots to anyone who wants to vote in person at the annual meeting. If you hold your shares in street name through a brokerage account, you will need a legal proxy from your broker in order to vote in person at the annual meeting.

What if I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before it is voted at the annual meeting by (1) sending a written notice of revocation to our Corporate Secretary at the company’s address set forth in this proxy statement; (2) submitting a new written proxy, bearing a date later than the date of the proxy being revoked; (3) voting again on the Internet or by telephone prior to 11:59 p.m. Eastern Time on Wednesday, April 23, 2008; or (4) attending the annual meeting and voting in person. Attendance at the annual meeting will not, in itself, constitute revocation of a previously granted proxy.

If you hold your shares in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

How many shares constitute the quorum necessary to hold the annual meeting?

As of the record date, 58,440,313 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum. Shares that are represented by a proxy that directs that the shares abstain from voting or that a vote be withheld are still deemed to be represented at the annual meeting for purposes of constituting a quorum. Similarly, broker non-votes will be treated as shares present for purposes of determining a quorum at the annual meeting.

Where do I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2008, to be filed with the SEC. A copy of our Form 10-Q will be available on our website (www.orbital.com) and on the SEC’s website (www.sec.gov). You may also receive a copy by contacting our Investor Relations Department, either by mail at our corporate headquarters, by e-mail at investor.relations@orbital.com, by telephone at (703) 406-5543 or by calling the SEC at 1-800-SEC-0330 for the location of the nearest SEC public reference room.

Who pays the cost of solicitation of proxies?

We will pay the costs of this proxy solicitation, including the reasonable expenses of brokerage firms and other custodians or nominees for forwarding proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies without additional compensation.

Will any other matters be voted on?

As of the date of this proxy statement, our management knows of no other matters that will be presented for consideration at the annual meeting other than that discussed in this proxy statement. If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL 1
ELECTION OF DIRECTORS

Four directors are to be elected at the 2008 annual meeting for three-year terms expiring at the 2011 annual meeting of stockholders and until their respective successors are elected and qualified or until the director’s death, removal or resignation. Nine other directors have been previously elected to terms that end in either 2009 or 2010, as indicated below. Daniel J. Fink, who has served as a director of the company since 1983, will not stand for re-election at the 2008 annual meeting and will retire from the Board of Directors at that time. The size of the Board of Directors will be reduced to 13 directors upon Mr. Fink’s retirement. The Board of Directors and management are deeply grateful to Mr. Fink for his dedicated service to the company and its stockholders.

If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of our Corporate Governance and Nominating Committee, would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of common stock represented at the annual meeting and entitled to vote. The four nominees for election as directors at the annual meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. For purposes of the election of directors, abstentions, broker non-votes and other shares not voted will have no effect on the outcome of the election other than for purposes of determining a quorum. Stockholders are not allowed to cumulate their votes for the election of directors.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

Set forth below is certain information as of March 1, 2008 concerning each of the nominees and each person whose term of office as a director will continue after the annual meeting.

Directors to be Elected at the 2008 Annual Meeting

Robert J. Hermann, 74
Director since 2002

Dr. Hermann has been a Senior Partner of Global Technology Partners, an aerospace, defense, and technology investment firm, since 1998. From 1982 to 1998, Dr. Hermann held a variety of positions at United Technologies Corporation, including the position of Senior Vice President, Science and Technology from 1987 to 1998. Prior to that time, Dr. Hermann served as Director of the National Reconnaissance Office, Assistant Secretary of the Air Force for Research and Development and Logistics, and Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence. He also spent 20 years with the National Security Agency. He is Chairman of the Technical Advisory Group for the National Reconnaissance Office, a member of the Defense Science Board, and a member of the Commission to Assess the Threat to the United States from Electromagnetic Pulse Attack. He was Chairman of the Charles Stark Draper Laboratory from 1995 to 2001 and was a member of the President’s Foreign Intelligence Advisory Board from 1993 to 2001. He received a Certificate of Director Education from the National Association of Corporate Directors Institute in 2007. Dr. Hermann is a member of the U.S. National Academy of Engineering.

Janice I. Obuchowski, 56
Director since 1996

Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm, since 1992. In 2003, Ms. Obuchowski also served as Ambassador and U.S. Representative to the World Radiocommunication Conference 2003. From 1989 to 1992, she served as Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Senior Adviser to the Chairman. Ms. Obuchowski is a director of CSG Systems International, Inc.

Frank L. Salizzoni, 69
Director since 1996

Mr. Salizzoni was President and Chief Executive Officer of H&R Block, Inc. from 1996 until 2000, and served as Chairman of the Board until his retirement in 2002. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, a food services company. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation.

David W. Thompson, 53
Director since 1982

Mr. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of Orbital since 1982. From 1982 until October 1999, he also served as President. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by the National Aeronautics and Space Administration (“NASA”) at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle’s autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society, and is a member of the U.S. National Academy of Engineering.

Directors Whose Terms Expire in 2009

Robert M. Hanisee, 69
Director since 2002

From 1990 until his retirement at the end of 2003, Mr. Hanisee held a series of positions with Trust Company of the West, an investment management services company. He served as Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group from 1998 to 2003, managed the Convertible Securities Group from 1992 to 1998, and was Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998. Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. He is a member of the NASA Advisory Council.

James G. Roche, 68
Director since 2005

Dr. Roche served as the Secretary of the U.S. Air Force from 2001 to 2005. From 1984 to 2001, Dr. Roche held several executive positions with Northrop Grumman Corporation, a global defense company, including Corporate Vice President and President of its Electronic Sensors and Systems Sector. From 1983 to 1984, Dr. Roche was Democratic Staff Director of the U.S. Senate Committee on Armed Services. Dr. Roche served in the U.S. Navy for 23 years and retired with the rank of captain in 1983. As a naval officer, his assignments included Principal Deputy Director of the U.S. State Department’s Policy Planning Staff and Senior Professional Staff Member of the U.S. Senate Select Committee on Intelligence. He commanded the USS Buchanan, a guided missile destroyer, and was awarded the Arleigh Burke Fleet Trophy in 1974 for the most improved combat unit in the Pacific Theater. Dr. Roche is a director of TechTeam Global, Inc.

Harrison H. Schmitt, 72
Director since 1983

Dr. Schmitt has served in various capacities as a business and technical consultant since 1982. From 1977 through 1982, Dr. Schmitt was a U.S. Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for

NASA. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon’s surface. Dr. Schmitt currently chairs the NASA Advisory Council.

James R. Thompson, 71
Director since 1992

Mr. J.R. Thompson, who is not related to David W. Thompson, has been Vice Chairman, President and Chief Operating Officer of Orbital since April 2002, and was President and Chief Operating Officer since October 1999. From 1993 until October 1999, Mr. J.R. Thompson served as Executive Vice President and General Manager of Orbital’s Launch Systems Group. Mr. J.R. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. J.R. Thompson was Director of the Marshall Space Flight Center at NASA. Mr. J.R. Thompson was Deputy Director for Technical Operations at Princeton University’s Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center.

Scott L. Webster, 55
Director since 1982

Mr. Webster is a co-founder of Orbital. Mr. Webster served as Senior Vice President, Special Projects of Orbital from May 2001 until his retirement in July 2002. From 1998 until April 2001, Mr. Webster was Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L.P., a satellite services company formerly affiliated with Orbital. From 1993 to 1997, Mr. Webster served in various consulting capacities with Orbital. He served as President of Orbital’s Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster was Orbital’s Senior Vice President of Marketing and Vice President of Marketing from Orbital’s inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

Directors Whose Terms Expire in 2010

Edward F. Crawley, 53
Director since 2003

Dr. Crawley has been a professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology (“MIT”) since 1980, and served as head of MIT’s Aeronautics and Astronautics Department from 1996 until 2003. He also currently serves as the director of the Bernard M. Gordon-MIT Engineering Leadership Program. From 2003 to 2006, he served as Executive Director of the Cambridge University-MIT Institute. In 1993, he was a member of the Presidential Advisory Committee on the Space Station Redesign. He is also a Fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, the Royal Swedish Academy of Engineering Science, and the Royal Academy of Engineering (U.K.), and is a member of the U.S. National Academy of Engineering.

Lennard A. Fisk, 64
Director since 1993

Dr. Fisk has been a professor of Space Sciences at the University of Michigan since 1993, and also served as Chairman of the Department of Atmospheric, Oceanic and Space Sciences from 1993 to 2003. From 1987 until 1993, he was Associate Administrator for Space Sciences and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs. He is a Fellow of the American Geophysical Union and a member of the U.S. National Academy of Sciences, where he serves as Chairman of its Space Studies Board. He is also a member of the NASA Advisory Council.

Ronald T. Kadish, 59
Director since 2005

General Kadish has been Vice President and Partner of Booz Allen Hamilton, Inc., a global strategy and technology consulting firm, since February 2005. In September 2004, General Kadish retired as Lieutenant General from the U.S. Air Force after serving for 34 years. From 1999 until his retirement, General Kadish served as

Director of the U.S. Missile Defense Agency (formerly Ballistic Missile Defense Organization). From August 1996 to June 1999, General Kadish served as the Commander of the Electronic Systems Center at Hanscom Air Force Base. Prior to that time, General Kadish served in numerous assignments with the Air Force, including Program Director for several military aircraft platforms. During his career with the Air Force, General Kadish received a number of awards and decorations, including the Defense Distinguished Service Medal with oak leaf cluster, the Distinguished Service Medal, and the Legion of Merit. General Kadish is a director of Spirit AeroSystems Holdings, Inc.

Garrett E. Pierce, 63
Director since 2000

Mr. Pierce has been Vice Chairman and Chief Financial Officer of Orbital since April 2002, and was Executive Vice President and Chief Financial Officer since August 2000. From 1996 until August 2000, he was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a supplier of electronic security systems, where he was also named Chief Administrative Officer in July 1998. Prior to joining Sensormatic, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc., a supplier of microwave, radio frequency, and satellite systems and products for communications and wireless networks. From 1980 to 1993, Mr. Pierce was employed by Materials Research Corporation, a provider of thin film equipment and high purity materials to the semiconductor, telecommunications and media storage industries, where he progressed from Chief Financial Officer to President and Chief Executive Officer. Materials Research Corporation was acquired by Sony Corporation as a wholly-owned subsidiary in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies. Mr. Pierce is a director of Kulicke and Soffa Industries, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in exercising its responsibilities and in furtherance of its continuing efforts to enhance its corporate governance. The Corporate Governance Guidelines reflect the Board of Director’s commitment to monitoring the effectiveness of policy and decision-making at the Board and management level and ensuring adherence to good corporate governance principles, with the goal of enhancing stockholder value over the long term.

A copy of the Corporate Governance Guidelines is posted on the “Investor Relations/Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers, employees and independent contractors. In compliance with the applicable rules of the SEC, special ethics obligations of our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other employees who perform financial or accounting functions are set forth in the section of the Code of Business Conduct and Ethics entitled “Special Ethics Obligations of Employees with Financial Reporting Obligations.” We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding an amendment to, or a waiver from, our Code of Business Conduct and Ethics by posting such information on our website at www.orbital.com. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our directors or officers in the past year.

A copy of the Code of Business Conduct and Ethics is posted on the “Investor Relations/Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
AND ITS COMMITTEES

Director Independence

The NYSE rules require that a majority of our Board of Directors shall be independent, and define independence based on criteria relating to the current or historical relationship between Orbital and each individual director. In accordance with the NYSE rules, the Corporate Governance Guidelines provide that no director will qualify as “independent” unless the Board affirmatively determines that the director (1) has no material relationship with Orbital (either directly or indirectly, such as a partner, stockholder or officer of an organization that has a relationship with Orbital) and (2) otherwise meets the criteria for independence required by the NYSE. In making its independence determination, the Board considered all relevant facts and circumstances and applied the following standards:

The director will not be considered “independent” if:

•	Employment: The director is, or has been within the last three years, an employee of Orbital, or an immediate family member is, or has been within the last three years, an executive officer of Orbital.

•	Other Compensation: The director or an immediate family member has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Orbital, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Auditor Affiliation: (1) The director or an immediate family member is a current partner of a firm that is Orbital’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Orbital’s audit within that time.

•	Interlocking Directorships: The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Orbital’s present executive officers at the same time serves or served on that company’s compensation committee.

•	Business Transactions: The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from Orbital for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.

•	Charitable Contributions: The director is currently or has been within the last three years an executive officer of any tax exempt organization to which contributions made by Orbital exceeded, in any single fiscal year, the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenues.

•	Indebtedness: Since January 1, 2007, the director is at any time a director, executive officer or partner of any company or organization which is indebted to Orbital, or to which Orbital is indebted, where the total amount of indebtedness exceeds five percent of the total consolidated assets of such company or organization on December 31, 2007.

The Board of Directors has affirmatively determined that Ms. Obuchowski and Messrs. Crawley, Fink, Fisk, Hanisee, Hermann, Kadish, Roche, Salizzoni, Schmitt and Webster are “independent,” and that none of these directors has a material relationship with us. This determination was based on the fact that none of these individuals, their immediate family members or any organizations with which these individuals or any of their immediate family members has been affiliated with us during at least the last five years, has had any formal or informal relationship with us whereby the individual or any of their immediate family members or the affiliated organization has been entitled to or received directly or indirectly any form of economic benefit from us (other than their individual compensation as a director), or otherwise has a relationship with us described in any of the categories listed above.

Retirement Policy

Our Corporate Governance Guidelines provide that directors are generally ineligible to stand for election if they will have attained age 76 by July 1 of the year in which such election will be held.

Lead Independent Director and Executive Sessions

We have a lead independent director (“Lead Independent Director”) who is nominated by the Corporate Governance and Nominating Committee and approved by the non-management members of the Board of Directors for a two-year term. In January 2007, Robert J. Hermann was reappointed as the Lead Independent Director for a two-year term.

Consistent with the NYSE rules, our non-management directors, who are also independent directors, meet in regularly scheduled executive sessions, at least once a year, without management. The Lead Independent Director presides over all executive sessions of non-management directors or independent directors.

Communications with Directors

Stockholders or other interested parties may communicate directly with the Lead Independent Director, the full Board, the non-management directors as a group or the independent directors as a group, by writing to “Lead Independent Director, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: General Counsel.” The Lead Independent Director will review all communications and report on all of them to the full Board, the non-management directors or the independent directors, as applicable. Complaints or concerns regarding our accounting, internal accounting controls or auditing matters will be referred directly to the Audit and Finance Committee and will be investigated in the ordinary course by the committee or its designee.

Related Person Transactions Policy

Our Board of Directors has adopted a written Policy and Procedures for Related Person Transactions (“Related Person Transactions Policy”) in order to ensure that all related person transactions are properly reviewed and fully disclosed in accordance with SEC and NYSE rules.

The Related Person Transactions Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the company is a participant and (3) any “related person,” as such term is defined by the regulations promulgated under the Exchange Act, has or will have a direct or indirect interest (a “Related Person Transaction”).

Under the Related Person Transactions Policy, all material information regarding a Related Person Transaction must be presented by management to the Corporate Governance and Nominating Committee for its review. All Related Person Transactions are also required to be disclosed to the full Board. The Corporate Governance and Nominating Committee, in its discretion, either approves, ratifies or rejects the transaction or refers the transaction to the full Board or other appropriate Board committee consisting of independent directors. Waivers or exceptions to the Related Person Transactions Policy may only be granted by the Corporate Governance and Nominating Committee or the full Board. During 2007, we did not engage in any Related Person Transaction nor was any prospective Related Person Transaction required to be presented to the Corporate Governance and Nominating Committee for its review.

Nothing in the Related Person Transactions Policy prohibits the approval or ratification of any transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Our Committees

Our Board has four standing committees: the Audit and Finance Committee; the Corporate Governance and Nominating Committee; the Human Resources and Compensation Committee; and the Markets and Technology Committee. Each committee operates pursuant to a written charter, copies of which are posted on the “Investor Relations/Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

Board membership on the committees is as follows:

	Corporate Governance	Human Resources and
Audit and Finance	and Nominating	Compensation	Markets and Technology

Edward F. Crawley	Robert M. Hanisee	Edward F. Crawley	Edward F. Crawley
Lennard A. Fisk	Robert J. Hermann*	Robert J. Hermann	Lennard A. Fisk
Robert M. Hanisee*	Janice I. Obuchowski	Ronald T. Kadish	Robert J. Hermann
Frank L. Salizzoni	James G. Roche	Janice I. Obuchowski*	Ronald T. Kadish
Harrison H. Schmitt	Frank L. Salizzoni	Scott L. Webster	Janice I. Obuchowski
James G. Roche
Harrison H. Schmitt*
Scott L. Webster

*	Chairperson

Audit and Finance Committee

Our Audit and Finance Committee (the “Audit Committee”) held 11 meetings during 2007. In accordance with the applicable NYSE and SEC rules, all of its members are independent. The Board has determined that Messrs. Hanisee and Salizzoni are each an “audit committee financial expert,” as such term is defined by the regulations promulgated under the Exchange Act, and that they have the accounting and related financial expertise within the meaning of the listing standards of the NYSE. In accordance with the terms of our Audit Committee’s charter, none of the members of the Audit Committee serves on the audit committees of more than three public companies, including our company.

The Audit Committee’s responsibilities and duties are detailed in its charter, and include:

•	Appointing and overseeing our independent auditors, and consulting with them with regard to the plan of audit, financial results, significant accounting policies and issues and the adequacy of internal accounting controls;

•	Reviewing our financial reports and related matters, including significant financial reporting issues and judgments;

•	Reviewing and monitoring the integrity of financial reporting processes and internal control systems;

•	Reviewing the appointment and replacement of our internal auditor and overseeing the performance of the internal audit department; and

•	Monitoring compliance with legal and regulatory requirements related to our financial and accounting functions.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee (the “Governance Committee”) held three meetings during 2007. In accordance with the applicable NYSE rules, all of its members are independent.

The Governance Committee’s responsibilities and duties are detailed in its charter, and include:

•	Identifying and considering director nominees for election to the Board;

•	Recommending directors to serve on and chair committees of the Board;

•	Developing and reviewing our Corporate Governance Guidelines and the committee charters;

•	Developing a plan for Chief Executive Officer succession;

•	Reviewing director compensation and benefits;

•	Reviewing matters related to potential conflicts of interest involving the company and directors, management and certain large stockholders; and

•	Overseeing the annual self-evaluation of the Board and its committees.

The Governance Committee will seek to identify director nominees based on input provided by a number of sources, including (1) Governance Committee members, (2) other directors of the company and (3) our stockholders. The Governance Committee also has the authority to consult with or retain advisers or search firms to assist in the identification of qualified director nominees. We do not currently, and did not during 2007, employ a search firm or pay a fee to any other third party to locate qualified director nominees.

Once a director nominee has been identified, the Governance Committee will then evaluate such nominee in light of his or her qualifications and credentials and any additional factors that it deems necessary or appropriate. At a minimum, director nominees must possess such competencies, expertise and knowledge to enable the Board as a whole to possess the expertise necessary to perform its responsibilities in an efficient and effective manner. In evaluating the suitability of individual director nominees, the Governance Committee takes into account various factors, including professional experience, understanding of our business environment and the industry sector(s) in which we compete, educational background, integrity, ability to make analytical inquiries and willingness to devote adequate time and resources to diligently perform Board duties.

It is the Governance Committee’s policy to consider any suggestions for director nominees received from a stockholder. We have established the following procedures for stockholders to submit director nominees for consideration at our annual meeting. The proposal must be delivered to us and contain the information required to be included in accordance with the requirements set forth in Section 1.6 of our Amended and Restated Bylaws and any applicable rules or regulations. The proposal should be addressed to “General Counsel and Corporate Secretary, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166.” The Governance Committee will evaluate director nominees submitted by stockholders in the same manner it evaluates nominees recommended by other sources, as set forth above.

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the “Compensation Committee”) held seven meetings during 2007. In accordance with the applicable NYSE rules, all of its members are independent.

The Compensation Committee’s responsibilities and duties are detailed in its charter, and include:

•	Evaluating the Chief Executive Officer’s performance and determining his compensation;

•	Reviewing and making recommendations to the Board with respect to compensation of our other executive officers;

•	Assisting in the preparation of the Compensation Discussion and Analysis to be included in our proxy statement;

•	Assessing our processes and procedures for determining all components of executive compensation;

•	Approving employment agreements containing change in control provisions and any non-standard severance arrangements with executive officers;

•	Administering and reviewing our incentive and equity-based compensation plans and overseeing awards made under such plans; and

•	Monitoring corporate human resource matters, including issues relating to employee benefits and workforce recruitment and retention.

David W. Thompson, our Chairman and Chief Executive Officer, makes recommendations to the Compensation Committee regarding salary, equity award grants and annual cash incentive awards to be paid to our executive officers. With respect to our Management Incentive Plan, or “MIP” (which is described in detail in “Executive Compensation — Compensation Discussion and Analysis” on page 14), Mr. Thompson, in consultation with senior management (including the Named Executive Officers (as defined on page 14)), makes recommendations with respect to appropriate MIP performance targets and presents them to the Compensation Committee for approval. Based in part on these recommendations, the Compensation Committee deliberates on, approves and then establishes levels of compensation and the MIP performance targets for the upcoming fiscal year (with the exception of base salary, which the non-management directors approve upon the recommendation of the Compensation Committee).

With respect to the MIP, in the first quarter of each fiscal year, the Compensation Committee meets to discuss whether and to what extent the targets established in the previous year were attained. Mr. Thompson, in consultation with senior management, including the Named Executive Officers, provides the Compensation Committee with input on whether these targets were attained. If the targets were attained, the Compensation Committee approves the annual cash incentive award to be paid to the applicable executive officer.

The Compensation Committee is permitted to delegate its authority under its charter to subcommittees as it may deem appropriate and in the best interest of the company, provided that such subcommittees are composed entirely of independent directors and have published committee charters. During 2007, the Compensation Committee did not delegate any of its duties.

Markets and Technology Committee

Our Markets and Technology Committee held four meetings during 2007. The Markets and Technology Committee’s responsibilities and duties are detailed in its charter, and include:

•	Assessing existing and potential major technology trends and product development programs;

•	Monitoring and evaluating existing and new markets for our products and services; and

•	Reviewing and assessing the development of new technologies and products, including research and development activities and the associated technical and market risks.

Attendance at Board and Stockholder Meetings

During 2007, the Board held eight meetings. Each incumbent director attended at least 75% of all meetings of the Board and committees of which he or she was a member.

It is the Board’s policy that all directors should attend our annual meeting. Thirteen of our 14 directors attended the 2007 annual meeting held on April 26, 2007.

Director Compensation

The following table sets forth compensation earned, awarded or paid to our non-employee directors in connection with their Board service during 2007.

	Fees Earned or
	Paid	Stock
	in Cash	Awards	Total
Name(1)	($)	($)(2)(3)	($)

Edward F. Crawley	$50,500	$40,000	$90,500
Daniel J. Fink	42,500	40,000	82,500
Lennard A. Fisk	45,000	40,000	85,000
Robert M. Hanisee	48,500	40,000	88,500
Robert J. Hermann	61,500	40,000	101,500
Ronald T. Kadish	43,500	40,000	83,500
Janice I. Obuchowski	47,000	40,000	87,000
James G. Roche	40,500	40,000	80,500
Frank L. Salizzoni	44,500	40,000	84,500
Harrison H. Schmitt	49,000	40,000	89,000
Scott L. Webster	43,000	40,000	83,000

(1)	David W. Thompson, Garrett E. Pierce and James R. Thompson are not included in this table because they are employees of the company and receive no additional compensation for their Board service. The compensation received by Messrs. Thompson, Pierce and J.R. Thompson as employees of the company is shown in the Summary Compensation Table on page 20.

(2)	Reflects the dollar amount recognized by the company for financial statement reporting purposes with respect to grants of restricted stock units for the fiscal year ended December 31, 2007 in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”). The grant date fair value of the restricted stock units is determined based on the closing price on the date of grant. As of December 31, 2007, each non-employee director had the following aggregate number of shares of restricted stock and/or restricted stock units outstanding: Edward F. Crawley, 3,758 shares; Daniel J. Fink, 3,469 shares; Lennard A. Fisk, 5,706 shares; Robert M. Hanisee, 5,310 shares; Robert J. Hermann, 7,717 shares; Ronald T. Kadish, 3,056 shares; Janice I. Obuchowski, 2,936 shares; James G. Roche, 2,930 shares; Frank L. Salizzoni, 5,533 shares; Harrison H. Schmitt, 2,230 shares; and Scott L. Webster, 2,230 shares.

(3)	We did not grant any stock options to our directors during 2007. As of December 31, 2007, each non-employee director had the following aggregate number of stock options outstanding: Edward F. Crawley, 0; Daniel J. Fink, 37,000; Lennard A. Fisk, 37,000; Robert M. Hanisee, 25,000; Robert J. Hermann, 25,000; Ronald T. Kadish, 10,000; Janice I. Obuchowski, 37,000; James G. Roche, 10,000; Frank L. Salizzoni, 37,000; Harrison H. Schmitt, 29,000; and Scott L. Webster, 115,000. In 2007, Ms. Obuchowski and Messrs. Fink, Fisk, Salizzoni and Webster entered into amendments with us to increase the exercise prices of certain stock options granted prior to 2007 to reflect the fair market value per share on the applicable grant measurement dates. No other terms and conditions of these stock options were amended.

The Governance Committee, pursuant to its charter, periodically assesses the appropriateness of the form and amount of director compensation and makes recommendations to the full Board concerning such compensation. The full Board approves all director compensation. In connection with its assessment of director compensation, the Governance Committee considers director compensation programs of certain peer companies, including the combination of cash and equity-based compensation, as well as recommendations by the Chairman and Chief Executive Officer. Based on the foregoing, in 2007 the Governance Committee recommended and the Board approved the elimination of the $5,000 and $2,000 caps that had previously been placed on the annual retainers paid to committee chairs and committee members, respectively. The Governance Committee has not engaged compensation consultants to provide advice with respect to the amount or form of director compensation.

The following is a description of the compensation arrangements with our non-employee directors for 2007:

•	Annual Retainer	$30,000
•	Lead Independent Director Annual Retainer	$10,000
•	Committee Chair Annual Retainer	$5,000 for each committee
•	Committee Member Annual Retainer	$1,000 for each committee
•	Board Meeting Fees	$1,000 for each in-person Board meeting in excess of five per year
$500 for each telephonic Board meeting
•	Committee Meeting Fees	$1,000 for each in-person committee meeting
$500 for each telephonic committee meeting
•	Annual Restricted Stock Unit Grant	$40,000 worth of restricted stock units

On the second business day of each year, each non-employee director receives an automatic grant of $40,000 worth of restricted stock units under Orbital’s 1997 Stock Option and Incentive Plan. The number of shares of restricted stock units granted is calculated based on the closing price of our common stock on the date of grant. On January 3, 2007, each non-employee director received a grant of 2,230 shares of restricted stock units based on a closing price of $17.94 per share on such date. This restricted stock unit grant vested in its entirety on January 3, 2008.

All directors are reimbursed for out-of-pocket expenses in connection with Board service and for out-of-pocket expenses incurred by their respective spouses when traveling with the director in connection with Board service for up to one trip per year. In addition, the company reimburses each director for out-of-pocket expenses incurred solely by the director to participate in director continuing education programs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy and Overview

The following discussion reviews how and why we made decisions regarding the compensation earned or paid in 2007 to the individuals listed in the Summary Compensation Table on page 20. We refer to these individuals as the “Named Executive Officers.” Our Compensation Committee has responsibility for overseeing the compensation paid to all of our executive officers, and does so based upon recommendations from David W. Thompson, our Chairman and Chief Executive Officer, and in consultation with the full Board. For more information regarding the Compensation Committee’s compensation processes and procedures, as well as the role of executive officers in our executive compensation program, see the discussion above under “Information Concerning the Board of Directors and its Committees — Our Committees — Human Resources and Compensation Committee.”

Our executive compensation program is premised on the following three fundamental principles:

We must attract and retain a highly qualified executive team.  Our industry is highly competitive and specialized. In addition, our contracts tend to be performed over several years and new business pursuits often are long-term endeavors. Retention of our experienced management team, therefore, is a key strategic goal for the company. We believe our stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair.

Compensation should be linked to the achievement of financial and operational objectives.  We believe that our executive officers should feel accountable for the overall performance of the company as well as for the performance of the respective business units for which they may have day-to-day responsibility. Accordingly, a significant portion of compensation paid to our Named Executive Officers in 2007 was performance-based.

The financial interests of our executives and of our stockholders should be aligned.  Stock-based incentives are intended to motivate employees, including our Named Executive Officers, over the long-term to work towards achieving operational and financial goals that will ultimately be reflected in stock value. Our annual grants of restricted stock units (“RSUs”) vest over a three-year service period, thus aligning a portion of executive compensation directly with the value of our common stock.

Elements of Our Compensation Program

The elements of our compensation program are the following: base salary, annual cash incentive awards and special cash bonuses, equity-based compensation, severance benefits in the event of a change in control, and certain other benefits. We discuss below each element, including why we chose to pay each element and how we determined the amount to pay for each element for 2007.

Base Salary.

We pay base salary to provide our executives with a level of assured cash compensation. The base salary of our Named Executive Officers reflects the individual’s level of responsibilities, experience and expertise. As a retention tool, we believe it is important that base salary should be competitive with salaries paid at companies of similar size within the aerospace and defense industry.

In early 2007, Mr. Thompson presented to the Compensation Committee proposed 2007 salary increases for all the Named Executive Officers. The proposed increases for the Named Executive Officers who were general managers of our operating groups (Ronald J. Grabe, Antonio L. Elias and Carl A. Marchetto) were in the 4 - 5% range. In approving the proposed increases, the Compensation Committee took into consideration each individual’s performance as a group leader, the solid financial and operational performance of the relevant operating group, as well as strong new order activity during 2006.

For the base salary levels of Mr. Thompson, Garrett E. Pierce and James R. Thompson, the Compensation Committee considered each individual’s leadership role during 2006, which was a very successful year for the company in terms of overall financial results, operational successes and new business wins. The Compensation Committee also compared these officers’ salaries with the most current publicly available salaries for similarly situated executives within a peer group of 17 companies in the aerospace, defense and government information technology industries. The proposed increases for Messrs. Thompson, Pierce and J.R. Thompson were approximately 4%, reflecting a desire by the Compensation Committee to reward each individual’s performance while keeping those particular executives’ salaries generally consistent with the mid-point of salaries of similarly situated executives at companies in a subset of the peer group companies, discussed below.

The above-mentioned peer group included companies with revenues ranging from $51 million to $55 billion. The Compensation Committee focused its review on the following subset of companies included in the group with revenues generally comparable to ours: EDO Corporation, GenCorp Inc., Loral Space & Communications Inc., Trimble Navigation Limited, ManTech International Corporation and SRA International, Inc. The remaining 11 companies in the peer group were DRS Technologies, Inc., CACI International Inc, Alliant Techsystems Inc., L-3 Communications Holdings, Inc., General Dynamics Corporation, Raytheon Company, SPACEHAB Incorporated, Northrop Grumman Corporation, Lockheed Martin Corporation, United Technologies Corporation and The Boeing Company. While these benchmarks were a useful tool in providing the Compensation Committee with perspective on certain executive salary levels, they were not material to the compensation decision.

Based on the recommendation of the Compensation Committee, the full Board (other than management directors) approved executive salaries for 2007. The base salary paid to each of the Named Executive Officers is set forth in the Summary Compensation Table on page 20.

Annual Cash Incentive Awards and Special Cash Bonuses.

Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in our industry, we pay annual cash incentive awards pursuant to our Management Incentive Plan (“MIP”). Approximately 280 employees throughout the company are eligible to receive annual MIP awards. MIP award opportunities are established as a percentage of base salary and are capped at 125% of the target bonus amount.

     Target Bonus Amounts

In 2007, the Compensation Committee asked our Human Resources Department to research how our executive target bonus amounts compared with comparable industry metrics. This request was initiated based on the consensus of the Compensation Committee that the existing target bonus amounts had been established a number of years ago and that the Compensation Committee should consider whether they were still at the appropriate levels. Our Human Resources Department did not retain a consultant but did rely on aerospace and durable goods manufacturing industry compensation surveys procured by such department in the ordinary course of business. Based on Mr. Thompson’s recommendation, and upon review of this survey information, the Compensation Committee concluded that (1) Messrs. Thompson’s, Pierce’s and J.R. Thompson’s target bonus percentages should stay the same as in 2006 (90% of base salary for Mr. Thompson and 80% for Messrs. Pierce and J.R. Thompson), and (2) the target bonus percentage for the executive vice president and general manager of each operating group should be increased from 50% to 60% of base salary for 2007, which was more consistent with the average target bonuses in the aerospace and durable goods manufacturing industries and also acknowledged the overall growth in their respective business units.

     MIP Award Formula

The amount of the award received by MIP participants, including the Named Executive Officers, is derived from a formula based on the achievement of (1) financial targets and (2) operational goals, discussed below. (Mr. Marchetto resigned in December 2007 and was not eligible to receive a MIP award for 2007.) The financial targets are established at the beginning of the year, and the operational goals are established for the first and second halves of the year at the beginning of the first and third quarters, respectively. The MIP targets and the subsequent assessments of whether the targets were attained are developed by Mr. Thompson in consultation with senior management, including the Named Executive Officers, and presented to the Compensation Committee for approval. The same targets and performance assessments apply to all MIP participants, including the Named Executive Officers. Once the Compensation Committee approves the MIP targets, any adjustments to the targets must be approved by the Compensation Committee.

The MIP award formula is weighted more heavily towards achievement of the financial targets, which are objective and therefore easily measurable. For the employees in the corporate group, including Messrs. Thompson, Pierce and J.R. Thompson, the MIP award calculation depends on our annual consolidated financial results (weighted 70%) and the corporate group’s operational performance (weighted 30%). The relative weight given to these metrics is consistent with the Compensation Committee’s view that Messrs. Thompson, Pierce and J.R. Thompson have greater responsibility for managing the company’s overall performance which is reflected in the company’s consolidated financial results. For employees in the specific business units, including Messrs. Grabe and Elias, the MIP award calculation places more emphasis on the relevant business unit’s performance (financial weighted at 40%; operational weighted at 30%) while also taking into account the company’s annual consolidated financial results (weighted 30%). The relative weight given to these metrics is consistent with the Compensation Committee’s view that Messrs. Grabe and Elias have a greater degree of responsibility for their particular business unit’s performance (the Launch Systems Group and the Advanced Programs Group, respectively), but also should be accountable for the company’s financial performance as a whole.

     Financial Performance Measures

The tables below provide information regarding the target amount and actual results for each of the 2007 financial measures under the MIP. This information is the basis of the calculation of the portion of each Named Executive Officer’s MIP award attributable to our 2007 financial results.

2007 Financial Targets and Results under the MIP
for Messrs. Thompson, Pierce and J.R. Thompson

			Pre-Tax Net Income				Year-End Firm Backlog
	Revenues (Weighted 25%)		(Weighted 30%)		Free Cash Flow (Weighted 25%)		(Weighted 20%)
($ in millions)	Target	Actual	Target	Actual	Target	Actual	Target	Actual

Consolidated Financial Targets/Results	$880	$1,084	$80	$95	$55	$82	$1,800	$2,064

2007 Financial Targets and Results under the MIP
for Messrs. Grabe and Elias

			Operating Income				Year-End Firm Backlog
	Revenues (Weighted 25%)		(Weighted 30%)		Free Cash Flow (Weighted 25%)		(Weighted 20%)
($ in millions)	Target	Actual	Target	Actual	Target	Actual	Target	Actual

Consolidated Financial Targets/Results	$880	$1,084	$73	$86	$55	$82	$1,800	$2,064
Launch Systems Group Financial Targets/Results(1)	375	395	39	40	39	44	1,015	1,135
Advanced Programs Group Financial Targets/Results(2)	110	175	9	12	5	8	260	440

(1)	Applicable for Mr. Grabe’s MIP calculation.

(2)	Applicable for Dr. Elias’ MIP calculation.

The Compensation Committee believes that applying the particular financial measures to the MIP (set forth in the table above) is appropriate because such measures are important indicators, either positively or negatively, of the company’s and/or business units’ financial and operational conditions as well as future prospects. If any particular financial objective had not been met in 2007, then the award component of the MIP that is tied to that financial objective would have been adjusted downward proportionately based on the relevant weighting of such objective.

     Operational Performance Measures

The operational goals under the MIP are intended to motivate and reward the achievement of business-targeted goals. Because such goals may depend on the actions of third parties and include technical challenges, the final assessment sometimes involves subjectivity. During 2007, operational goals at the business unit level focused on keeping programs on schedule and within budget, booking new business and successfully carrying out space missions. Any mission failure results in a “0” score with respect to the mission performance operational metric, while scores related to other metrics may be reduced for less than full achievement. The amount of such reduction is recommended by Mr. Thompson for final approval by the Compensation Committee. Operational goals at the corporate level during 2007 included, among other things, implementation of systems designed to improve business operations efficiencies, finalizing a new credit facility, meeting recruiting targets and rolling out training programs. In 2007, the average score for first-half and second-half operational performance across all business units was 90% and 93%, respectively, compared with 89% and 94% for the same periods in 2006 and 88% and 91% for the same periods in 2005.

     Final 2007 MIP Award Scores

The table below shows the target bonus amount, MIP award (as a percentage of target bonus) and actual bonus amount for each Named Executive Officer who was eligible for a 2007 MIP bonus award. These awards are also reflected in the Summary Compensation Table on page 20.

	2007 Target Bonus	2007 MIP Award
	(% of	(% of	2007
Name	Base Salary)	Target Bonus)	Bonus Amount

David W. Thompson	90%	105%	$541,051
Garrett E. Pierce	80%	105%	$457,813
James R. Thompson	80%	105%	$436,852
Ronald J. Grabe	60%	105%	$239,410
Antonio L. Elias	60%	110%	$204,671

     Special Cash Bonuses

In addition, we have a policy of periodically awarding special cash bonuses on a discretionary basis to an individual, generally in recognition of exceptional achievement or effort during the year. No special cash bonuses were awarded to the Named Executive Officers during 2007.

Equity-Based Compensation.

Our equity-based compensation program consists of annual RSU awards to individuals who participate in the MIP, including the Named Executive Officers, and other high-achieving employees. An RSU represents a right to receive shares of our common stock subject to a vesting schedule over a three-year service period. We believe that RSUs provide meaningful long-term incentives that are directly related to the enhancement of stockholder value. RSUs are intended to align the interests of our Named Executive Officers with those of our stockholders, and to focus our executives on the achievement of long-term performance objectives that are aligned with our corporate strategy, thereby establishing a direct relationship between compensation and our operating performance. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. The long-term vesting provisions of our RSU awards also further the goal of executive retention.

RSU awards for all the Named Executive Officers are recommended by Mr. Thompson for approval by the Compensation Committee or the Board. Approximately 12% of the available 2007 RSU grant pool was awarded to the Named Executive Officers. In general, the number of RSUs awarded to each Named Executive Officer in 2007 was determined by the Compensation Committee subjectively based on factors that include the officer’s degree of responsibility, general level of performance, salary level and the previous year’s award. The Compensation Committee also considered the fact that our stock price was higher in 2007 than it had been at the time of the 2006 grant. Mr. Marchetto’s 2007 RSU award, which was higher than our typical executive RSU award, had been agreed to at the time he was hired as an inducement for him to accept our offer of employment. This award was forfeited in December 2007 when Mr. Marchetto resigned. Mr. Thompson did not receive a 2007 RSU grant based on his request that he forego such grant in connection with the company’s 2006 review of its historic equity grant procedures.

The table below shows the RSU awards granted to Named Executive Officers in 2007. Each award vests over three years.

Name	Number of RSUs

Garrett E. Pierce	9,000
James R. Thompson	9,000
Ronald J. Grabe	7,500
Antonio L. Elias	7,500
Carl A. Marchetto	25,000	(1)

(1)	The entire grant was forfeited upon Mr. Marchetto’s resignation from the company.

For a description of the material terms of the awards, see footnote 3 of the Grants of Plan-Based Awards table on page 23.

Severance and Termination Benefits.

We have entered into executive change in control severance agreements with each Named Executive Officer, and have entered into an executive severance agreement with Mr. Pierce, pursuant to which he is entitled to certain severance benefits. During 2007, we amended and restated these agreements due to our change in the form of equity compensation from stock options to RSUs and changes in tax laws. We also amended and restated the executive change in control severance agreements to update certain provisions to be more in line with current market standards. For a description of the material terms and conditions of these agreements, see the discussion in “Potential Payments Upon Termination or Change in Control” on page 27.

We believe that our change in control and severance agreements are consistent with our overall compensation objective of attracting, motivating and retaining talented top level executives and offering a compensation package that is fair. These agreements serve as retention tools, and are intended to ensure continuity of management in the event of an actual or threatened change in the control of our company and to provide replacement compensation and benefits for a reasonable period of time should an executive officer’s employment terminate as a result of a change in control.

Our executive change in control severance agreements have a “double trigger,” meaning that the executive officer’s right to receive severance payments and benefits arises only if there is both a change in control and termination of employment within a specified time period. A double trigger for severance was selected because unless the Named Executive Officer’s employment is terminated in connection with the change in control, a Named Executive Officer’s salary and bonus would continue to be paid by the acquiring entity, which is what the severance payment is based on and intended to replace. We do not provide tax gross-up payments to our Named Executive Officers in connection with any change in control or severance payment. For a description and quantification of the estimated amounts that the Named Executive Officers would receive upon a change in control and under certain other termination scenarios, see the discussion under “Potential Payments Upon Termination or Change in Control” on page 27.

Other Benefits and Perquisites.

We periodically provide certain benefits to our executive officers that we feel are important to attract and retain talented executives. These benefits include the following: tax gross-up payments related to long-term and supplemental disability premiums, tax gross-up payments related to relocation allowances and company contributions to our 401(k) plan (such contributions are available to all eligible employees). The company reimburses Mr. J.R. Thompson, who resides in Huntsville, Alabama, for travel expenses (including airfare, lodging, car rental and meals) associated with his travel between our Huntsville and Dulles offices. We also pay him the amount of the tax gross-up related to the reimbursement of such expenses. We also pay Mr. Grabe a monthly bonus of $5,000 plus a tax gross-up payment as consideration for his agreement to relocate, which he did at the request of one of our major customers, to Chandler, Arizona. Footnote 8 to the Summary Compensation Table on page 22 describes certain perquisites that were provided to our Named Executive Officers during 2007.

During 2007, we reimbursed Mr. Marchetto for relocation expenses and certain living expenses. In accordance with the agreement he made with us at the time of hire, he repaid those amounts to us when he resigned.

We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Human Resources and Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been furnished by the Compensation Committee members:

Janice I. Obuchowski, Chairman	Ronald T. Kadish
Edward F. Crawley	Scott L. Webster
Robert J. Hermann

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Human Resources and Compensation Committee Report will not be incorporated by reference into any such filings.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)	($)(8)	($)

David W. Thompson	2007	$572,529	—	$260,267	—	$541,051	—	$24,711	$1,398,558
Chairman of the Board	2006	551,304	—	323,426	$20,823	520,982	—	21,778	1,438,313
and Chief Executive Officer
Garrett E. Pierce	2007	545,016	—	165,801	—	457,813	—	28,479	1,197,109
Vice Chairman and	2006	525,013	—	177,102	—	441,011	—	26,490	1,169,616
Chief Financial Officer
James R. Thompson	2007	520,061	—	165,801	—	436,852	—	356,890	1,479,604
Vice Chairman, President	2006	500,059	—	177,102	7,072	420,050	—	101,765	1,206,048
and Chief Operating Officer
Ronald J. Grabe	2007	380,009	$60,000	115,626	—	239,410	—	67,986	863,031
Executive Vice President	2006	360,027	145,000	118,068	4,715	180,014	—	170,226	978,050
and General Manager, Launch Systems Group
Antonio L. Elias(1)	2007	310,095	—	115,626	—	204,671	—	18,883	649,275
Executive Vice President and General Manager, Advanced Programs Group
Carl A. Marchetto(2)	2007	358,040	—	322,777	—	—	—	198,241	879,058
Former Executive	2006	106,347	200,000	151,972	—	91,875	—	38,005	588,199
Vice President and General Manager, Space Systems Group

(1)	Compensation information is not provided for Dr. Elias for fiscal year ended December 31, 2006 because he was not a “named executive officer,” as such term is defined by SEC rules, during such fiscal year.

(2)	Mr. Marchetto resigned as an employee and officer of the company on December 18, 2007.

(3)	Reflects the dollar amount of base salary paid in 2007 and 2006. Mr. J.R. Thompson elected to receive approximately 25% of his 2006 base salary, net of taxes, in the form of common stock that was not subject to any vesting restrictions, the value of which is included in this amount. Mr. Marchetto’s 2007 salary reflects a prorated amount of his annual base salary of $365,052 that was paid through the date of his resignation from the company on December 18, 2007. Mr. Marchetto’s 2006 salary reflects a prorated amount of his annual base salary of $350,000, since he joined the company in September 2006.

(4)	For 2007 and 2006, Mr. Grabe’s bonuses include a $5,000 special monthly cash bonus that is paid pursuant to an executive relocation agreement the company entered into with Mr. Grabe. See “Arrangements with Named Executive Officers” on page 23 for more information on this executive relocation agreement. For 2006, Mr. Grabe’s bonus also includes a $65,000 special cash bonus paid pursuant to his executive relocation agreement and a $20,000 discretionary bonus in recognition of Mr. Grabe’s long-term relocation to Chandler, Arizona.

For 2006, Mr. Marchetto’s bonus was a signing bonus given in connection with his commencement of employment with the company in 2006. Following his resignation in December 2007, Mr. Marchetto repaid to the company half of this bonus pursuant to our arrangement with him. See “Arrangements with Named Executive Officers” on page 23 for more information.

(5)	For 2007, reflects the dollar amounts recognized by the company in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2007 for RSU awards granted in 2007 and prior years, excluding any impact of estimated forfeitures related to service-based vesting conditions as required by SEC rules. For Mr. Marchetto, the amount reflects the impact of the forfeiture of 25,000 unvested RSUs granted to him on September 5, 2006 and 25,000 unvested RSUs granted to him on July 25, 2007 as a result of his resignation from the company in December 2007.

For 2006, reflects the dollar amounts recognized by the company in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2006 for RSU awards granted in 2006 and prior years, excluding any impact of estimated forfeitures related to service-based vesting conditions as required by SEC rules.

The grant date fair value of the RSUs is based on the closing price on the date of grant. See the Grants of Plan Based-Awards table on page 23 and the Outstanding Equity Awards at Fiscal Year-End table on page 25 for more information on the RSU awards reflected in this column.

(6)	We did not grant any stock options to the Named Executive Officers in the fiscal years ended December 31, 2007 and 2006. For 2006, reflects the dollar amounts recognized by the company in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2006 for stock options granted in 2003, excluding any impact of estimated forfeitures related to service-based vesting conditions as required by SEC rules. For a discussion of the valuation assumptions with respect to these stock options, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005.

(7)	Non-equity incentive plan compensation reflects the compensation earned by the Named Executive Officer under the MIP. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Cash Incentive Awards and Special Cash Bonuses” on page 15 for a more detailed discussion of the MIP.

(8)	All Other Compensation amounts consist of the following:

					Company
					Contributions
					to 401(k) and
				Tax	Deferred
		Insurance	Relocation	Reimburse-	Compensation
		Premiums	Expenses	ments	Plans	Miscellaneous
Name	Year	(a)	(b)	(c)	(d)	(e)	Total

David W. Thompson	2007	$3,503	—	$1,081	$20,127	—	$24,711
	2006	3,424	—	1,081	17,273	—	21,778
Garrett E. Pierce	2007	6,120	—	3,063	19,296	—	28,479
	2006	6,070	—	3,063	17,357	—	26,490
James R. Thompson	2007	3,243	—	140,921	18,774	$193,952	356,890
	2006	2,805	—	1,048	16,632	81,280	101,765
Ronald J. Grabe	2007	2,820	$2,223	45,792	17,151	—	67,986
	2006	2,750	52,480	81,462	14,971	18,563	170,226
Antonio L. Elias	2007	2,574	—	1,081	15,228	—	18,883

Carl A. Marchetto	2007	2,769	180,149	1,081	14,242	—	198,241
	2006	635	21,060	16,310	—	—	38,005

(a)	The amounts for each of the Named Executive Officers include the reimbursement of executive long-term disability premiums and life insurance premiums paid by the company. For Mr. Pierce, the amounts also include $2,714 as reimbursement of supplemental disability premiums for each year reported.

(b)	The amounts for Mr. Grabe reflect the reimbursement of relocation expenses pursuant to his executive relocation agreement with the company. The amounts for Mr. Marchetto reflect the reimbursement of moving and relocation expenses, including the transportation expenses for Mr. Marchetto and his immediate family and certain expenses associated with the disposition and purchase of his residence, pursuant to our arrangement with him. Following his resignation from the company in December 2007, Mr. Marchetto repaid to the company these relocation expenses. The company calculates the amounts shown in this column based on the amount of cash it pays in connection with the reimbursement.

(c)	The amounts for each of the Named Executive Officers include tax gross-up payments related to the reimbursement of executive long-term disability premiums. For Mr. Pierce, the amounts also include $1,982 tax gross-up payments related to the reimbursement of supplemental disability premiums for each year reported. In 2007, the amount for Mr. J.R. Thompson also includes a $53,629 tax gross-up payment related to the reimbursement of his aggregate travel expenses associated with his travel between our Huntsville and Dulles offices during 2007 and a $86,244 tax gross-up payment related to the reimbursement of his Tax Obligations (as defined in footnote (e) below). For Mr. Grabe, the amounts also include $1,544 and $37,214 tax gross-up payments related to the reimbursement of relocation expenses in 2007 and 2006, respectively, and $43,200 tax gross-up payments related to his special monthly cash bonus for each year reported. In 2006, the amount for Mr. Marchetto also includes a $16,083 tax gross-up payment related to the reimbursement of relocation expenses.

(d)	The amounts include the aggregate of company contributions under our 401(k) and deferred compensation plans.

(e)	Mr. J.R. Thompson resides in Huntsville, Alabama. The amounts for Mr. J.R. Thompson include $74,364 and $81,280 as reimbursement of aggregate travel expenses (including airfare, lodging, car rental and meals) associated with his travel between our Huntsville and Dulles offices in 2007 and 2006, respectively. In connection with the reimbursement of his travel expenses, Mr. J.R. Thompson incurred certain federal and state income tax obligations during 2004 to 2006 (the “Tax Obligations”). In 2007, the amount for Mr. J.R. Thompson also includes $119,588 as reimbursement of the Tax Obligations. The amount for Mr. Grabe reflects the reimbursement for excise tax liability incurred as a result of Mr. Grabe’s exercise of certain stock options. The company calculates the amounts shown in this column based on the amount of cash it pays in connection with the reimbursement.

Grants of Plan-Based Awards

The following table sets forth information concerning the estimated cash payouts under the MIP and RSU grants under our 2005 Stock Incentive Plan made to each Named Executive Officer in the fiscal year ended December 31, 2007.

								All Other		All Other
								Stock		Option		Grant
								Awards:		Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of		Number of	or Base	Value of
		Under Non-Equity			Under Equity Incentive			Shares		Securities	Price of	Stock and
		Incentive Plan Awards(1)			Plan Awards			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)(2)

David W. Thompson	N/A	—	$515,276	$644,095	—	—	—	—		—	—	—
Garrett E. Pierce	07/25/2007	—	—	—	—	—	—	9,000	(3)	—	—	$210,780
	N/A	—	436,013	545,016	—	—	—	—		—	—	—
James R. Thompson	07/25/2007	—	—	—	—	—	—	9,000	(3)	—	—	210,780
	N/A	—	416,049	520,061	—	—	—	—		—	—	—
Ronald J. Grabe	07/25/2007	—	—	—	—	—	—	7,500	(3)	—	—	175,650
	N/A	—	228,005	285,007	—	—	—	—		—	—	—
Antonio L. Elias	07/25/2007	—	—	—	—	—	—	7,500	(3)	—	—	175,650
	N/A	—	186,057	232,571	—	—	—	—		—	—	—
Carl A. Marchetto	07/25/2007	—	—	—	—	—	—	25,000	(3)	—	—	585,500

(1)	These amounts refer to potential cash awards under the MIP, which is discussed in detail in “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Cash Incentive Awards and Special Cash Bonuses” on page 15. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 20 for the amounts actually earned in 2007 and 2006 by the Named Executive Officers under the MIP. Mr. Marchetto was not eligible for an award under the MIP in 2007 due to his resignation from the company prior to December 31, 2007.

(2)	Reflects grant date fair value of the equity award computed in accordance with FAS 123R.

(3)	Reflects RSUs granted under our 2005 Stock Incentive Plan during the fiscal year ended December 31, 2007. The RSUs vest in one-third increments on July 28, 2008, July 27, 2009 and July 26, 2010, provided that the Named Executive Officer remains on each such vesting date an employee, officer, or director of the company or its affiliates or a consultant or adviser currently providing services to the company or its affiliates (a “Service Provider”). If the Named Executive Officer’s service as a Service Provider is terminated other than by reason of death or disability, any unvested RSUs will be forfeited. If the Named Executive Officer dies or incurs disability prior to any such vesting date, then the RSUs will become 100% vested upon the date of such event. In the event a dividend is declared and paid on our common stock, dividend equivalents are paid on the RSUs at the same rate as dividends on our common stock. We have never declared any dividends on our common stock. The 25,000 RSUs granted to Mr. Marchetto were unvested at the time of his resignation from the company and therefore forfeited.

Arrangements with Named Executive Officers

We have entered into an executive relocation agreement with Ronald J. Grabe as discussed in more detail below. In addition, we have entered into an executive change in control severance agreement with each Named Executive Officer and an agreement with Garrett E. Pierce pursuant to which each officer could receive certain severance payments and benefits. See “Potential Payments Upon Termination or Change in Control” on page 27 for information regarding these severance agreements.

In 2003, we entered into an executive relocation agreement with Mr. Grabe in connection with his temporary relocation assignment in Chandler, Arizona. Under the terms of the agreement, Mr. Grabe receives a $5,000 special monthly cash bonus and a related tax gross-up payment for each month Mr. Grabe is employed at Orbital’s request in Chandler, Arizona. The agreement also provides that we reimburse Mr. Grabe for certain relocation expenses. The agreement terminates when Mr. Grabe’s relocation assignment is over or Mr. Grabe is no longer employed as one of our executive officers. In 2005, the agreement was amended to provide for the payment of a $65,000 special cash bonus on June 1, 2006 and the reimbursement of certain expenses associated with the disposition of Mr. Grabe’s residence in Virginia.

In 2006, we made several commitments regarding compensation and benefits to Carl A. Marchetto (who resigned from our company in December 2007) in connection with our offer of employment to him. His compensation package provided for a 2006 annual base salary of $350,000 and participation in the MIP with an annual target bonus equal to 50% of his base salary. It further provided that Mr. Marchetto’s 2006 bonus under the MIP would be prorated at 50% because he joined the company later in the year. Mr. Marchetto also received a grant of 50,000 RSUs in 2006 under our 1997 Stock Option and Incentive Plan with vesting to occur equally on the first and second anniversaries of his commencement of employment with us. We also committed to provide him a grant of 25,000 RSUs in 2007, which we did in July 2007. In addition, Mr. Marchetto received a $200,000 signing bonus payable in 2006. Mr. Marchetto was obligated to repay a portion or all of this bonus if his employment with us terminated prior to the second anniversary of his commencement of employment for any reason other than disability, death or good reason, as those terms are defined in his executive change in control severance agreement. We also agreed to provide for the reimbursement of reasonable moving and relocation expenses for a one-year period, which included transportation expenses for Mr. Marchetto and his immediate family and certain expenses associated with the disposition and purchase of his residence.

Following his resignation from the company in December 2007, in accordance with the terms of his agreement, Mr. Marchetto repaid to us half of the $200,000 signing bonus that was paid to him in 2006 and the relocation expenses reimbursements and related tax gross-up payments. In addition, Mr. Marchetto forfeited 25,000 of his unvested RSUs that had been granted to him in 2007 and 25,000 of his unvested RSUs that had been granted to him in 2006. Mr. Marchetto was not eligible to receive a 2007 bonus under the MIP due to his resignation.

Base Salary

In 2006, James R. Thompson elected to receive approximately 25% of his 2006 base salary, net of taxes, in the form of common stock that is not subject to any vesting restrictions. For the first and second quarters of the fiscal year ended December 31, 2006, the amount of shares issued was equal to (1) the dollar value of his net salary for each calendar quarter, divided by (2) the average closing price of our common stock during such calendar quarter. For the third and fourth quarters of the fiscal year ended December 31, 2006, the amount of shares issued was equal to (1) the dollar value of his net salary for each calendar quarter, divided by (2) the closing price of our common stock on the grant date, such grant date being the last trading day of the applicable quarter. The value of the common stock received by Mr. Thompson was approximately equal to the amount of salary foregone at his election, subject to any de minimus difference due to the rounding of fractional shares.

Annual Cash Incentive Awards and Special Cash Bonuses

In 2007 and 2006, each Named Executive Officer earned a performance-based annual cash incentive award under the MIP (except for Mr. Marchetto in 2007 due to his resignation from the company in December 2007), which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Cash Incentive Awards and Special Cash Bonuses” on page 15 for a detailed discussion of the MIP and how 2007 bonuses under the MIP were determined. In addition to the bonuses payable to Mr. Grabe under his executive relocation agreement with the company, in 2006, he received a discretionary $20,000 bonus in recognition of his long-term relocation to Chandler, Arizona.

Equity-Based Compensation

With respect to equity grants during 2007, Messrs. Pierce, J.R. Thompson, Grabe, Elias and Marchetto received grants of RSUs under our 2005 Stock Incentive Plan. See footnote 3 to the Grants of Plan-Based Awards table on page 23 for the amounts, vesting schedule and other material terms of these RSU awards. For 2006, all Named Executive Officers received grants of RSUs under our 2005 Stock Incentive Plan, except for Mr. Marchetto, who received a grant of RSUs under our 1997 Stock Option and Incentive Plan. Following his resignation from the company in December 2007, Mr. Marchetto forfeited a total of 50,000 unvested RSUs granted to him in 2007 and 2006. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Equity-Based Compensation” on page 18 for a discussion of our practices with respect to equity grants.

In February 2007, Messrs. Thompson, J.R. Thompson, Grabe and Elias entered into amendments with us to increase the exercise prices of certain stock options to reflect the fair market value per share on the applicable grant measurement dates. We also entered into an amendment with Mr. Pierce to increase the exercise price of his stock options to correct a clerical error. No other terms and conditions of these stock options were amended.

Outstanding Equity Awards at Fiscal Year-End*

The following table sets forth the outstanding equity awards for each Named Executive Officer as of December 31, 2007.

	Option Awards							Stock Awards
										Equity
										Incentive	Equity
				Equity						Plan	Incentive
				Incentive						Awards:	Plan Awards:
				Plan				Number		Number of	Market or
				Awards:				of Shares	Market	Unearned	Payout Value
	Number of		Number of	Number of				or Units	Value of	Shares,	of Unearned
	Securities		Securities	Securities				of Stock	Shares of	Units or	Shares, Units
	Underlying		Underlying	Underlying				That	Units of	Other	or Other
	Unexercised		Unexercised	Unexercised	Option		Option	Have	Stock That	Rights	Rights That
	Options (#)		Options (#)	Unearned	Exercise		Expiration	Not	Have Not	That Have	Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)		Date	Vested (#)	Vested ($)	Not Vested (#)	Vested ($)

David W. Thompson	75,000	(1)	—	—	$14.00	(12)	04/26/2010	—	—	—	—
	100,000	(2)	—	—	4.00		04/24/2011	—	—	—	—
	150,000	(3)	—	—	5.79		05/15/2013	—	—	—	—
	60,000	(4)	—	—	12.40		05/11/2010	—	—	—	—
	—		—	—	—		—	33,334	$817,350	—	—
Garrett E. Pierce	350,000	(5)	—	—	11.12	(12)	08/09/2010	—	—	—	—
	—		—	—	—		—	26,500	649,780	—	—
James R. Thompson	40,000	(6)	—	—	37.25	(12)	06/03/2008	—	—	—	—
	50,000	(7)	—	—	22.62		05/28/2009	—	—	—	—
	60,000	(4)	—	—	12.40		05/11/2010	—	—	—	—
	100,000	(8)	—	—	5.65	(13)	02/18/2013	—	—	—	—
	—		—	—	—		—	26,500	649,780	—	—
Ronald J. Grabe	12,500	(9)	—	—	44.00	(12)	06/03/2008	—	—	—	—
	30,000	(7)	—	—	22.62		05/28/2009	—	—	—	—
	60,000	(1)	—	—	14.00	(12)	04/26/2010	—	—	—	—
	40,000	(4)	—	—	12.40		05/11/2010	—	—	—	—
	—		—	—	—		—	19,166	469,950	—	—
Antonio L. Elias	30,000	(6)	—	—	37.25	(12)	06/03/2008	—	—	—	—
	30,000	(7)	—	—	22.62		05/28/2009	—	—	—	—
	20,000	(1)	—	—	14.00	(12)	04/26/2010	—	—	—	—
	30,000	(4)	—	—	12.40		05/11/2010	—	—	—	—
	60,000	(2)	—	—	4.00		04/24/2011	—	—	—	—
	30,000	(10)	—	—	3.51		12/04/2011	—	—	—	—
	33,333	(8)	—	—	5.65	(13)	02/18/2013	—	—	—	—
	16,667	(11)	—	—	5.65	(13)	02/18/2013	—	—	—	—
	—		—	—	—		—	19,166	469,950	—	—
Carl A. Marchetto(14)	—		—	—	—		—	—	—	—	—

*	All equity awards reported in the table vest solely based on the passage of time, and are not subject to any performance conditions.

(1)	Options vested in three installments on April 26, 2000, January 20, 2001, and January 20, 2002.

(2)	Options vested in three installments on April 24, 2001, February 6, 2002, and February 6, 2003.

(3)	Options vested in three installments on May 15, 2004, May 15, 2005, and May 15, 2006.

(4)	Options vested in three installments on May 11, 2004, May 11, 2005, and October 26, 2005.

(5)	Options vested in three installments on August 9, 2001, August 9, 2002, and August 9, 2003.

(6)	Options vested in three installments on January 22, 1999, January 22, 2000, and January 22, 2001.

(7)	Options vested in three installments on May 28, 2000, May 28, 2001, and May 28, 2002.

(8)	Options vested in two installments on February 18, 2005 and February 18, 2006.

(9)	Options vested in three installments on April 22, 1999, April 22, 2000, and April 22, 2001.

(10)	Options vested in two installments on December 4, 2002 and December 4, 2003.

(11)	Options vested on February 18, 2004.

(12)	In February 2007, Messrs. Thompson, J.R. Thompson, Grabe and Elias entered into amendments with us to increase the exercise prices of these stock options to reflect the fair market value per share on the applicable grant measurement dates. We also entered into an amendment with Mr. Pierce to increase the exercise price of his stock options to correct a clerical error. No other terms and conditions of these stock options were amended. The exercise prices shown in this column reflect the amended exercise prices.

(13)	In December 2006, we amended the exercise prices of certain stock options previously granted to Messrs. J.R. Thompson, Grabe and Elias that had exercise prices below the fair market value per share of the company’s common stock on the grant measurement dates for such options for accounting and tax purposes. To avoid certain tax consequences under Section 409A of the Internal Revenue Code, Messrs. J.R. Thompson, Grabe and Elias entered into amendments with us to increase the exercise prices of these stock options to reflect the fair market value per share on the applicable grant measurement dates, and thus, no incremental fair value resulted from the amended stock options. No other terms and conditions of these stock options were amended. The exercise prices shown in this column reflect the amended exercise prices.

(14)	Following his resignation from the company on December 18, 2007, Mr. Marchetto forfeited a total of 50,000 unvested RSUs granted to him in 2007 and 2006.

Option Exercises and Stock Vested

The following table sets forth information concerning stock option exercises and RSU vesting for each Named Executive Officer during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

David W. Thompson	55,000	$110,360	23,333	$491,727
Garrett E. Pierce	92,200	1,198,608	12,500	262,525
James R. Thompson	120,000	1,279,716	12,500	262,525
Ronald J. Grabe	66,200	1,022,876	8,334	175,032
Antonio L. Elias	—	—	8,334	175,032
Carl A. Marchetto	—	—	25,000	548,250

(1)	For the Named Executive Officers (other than Mr. Marchetto), reflects the vestings on April 26, 2007 and July 26, 2007 of one-third of the total RSUs granted to such officers on October 26, 2005 and July 26, 2006, respectively. For Mr. Marchetto, reflects the vesting on September 5, 2007 of one-half of the total RSUs granted to him on September 5, 2006.

Pension Benefits

None of the Named Executive Officers receive benefits under any company plan that provides for specified retirement payments and benefits, or payments and benefits that will be provided primarily following retirement, including but not limited to any tax-qualified defined benefit plan and supplemental executive retirement plan, but excluding any tax-qualified defined contribution plans and nonqualified defined contribution plans.

Nonqualified Deferred Compensation

Our Nonqualified Management Deferred Compensation Plan provides the Named Executive Officers and other key management and highly compensated employees with the ability to set aside compensation on a tax-

deferred basis. This compensation can consist of monies a Named Executive Officer elects to defer and/or discretionary contributions by us. Under the plan, the Named Executive Officers may defer up to 100% of their base salaries and up to 100% of their bonuses under the MIP. The Named Executive Officers need to make their deferral elections by December 15th of each year to defer amounts for the following year.

The Named Executive Officers have the right to have the amounts credited to their plan account invested in one or more funds made available by the plan administrator. The Named Executive Officers select the investment allocation among the available funds and may change these allocations on a daily basis by contacting the plan administrator by phone or accessing their plan account online through the plan administrator’s website.

Benefits under the plan will be distributed under the terms elected by the Named Executive Officer. For each deferral year and type of deferral, the Named Executive Officer may elect either a future in-service withdrawal date or a distribution upon a voluntary or involuntary termination of employment. The Named Executive Officer can elect to receive the distributions either as a lump sum payment or in annual installments. In the event a Named Executive Officer dies while employed by us, benefits will be paid to his beneficiaries in the same manner as elected by such Named Executive Officer. Additionally, upon a showing of an unforeseen financial hardship and with appropriate approval from the Compensation Committee, a Named Executive Officer may be allowed to access funds in his plan account earlier than the elected distribution date. All of the Named Executive Officers with account balances as of December 31, 2007 are fully vested under the plan.

The following table sets forth contributions, earnings, withdrawals, distributions and year-end balances under our Nonqualified Management Deferred Compensation Plan for each Named Executive Officer during the fiscal year ended December 31, 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last FY ($)	Last FY ($)(1)	Last FY ($)	Distributions ($)	FYE ($)

David W. Thompson	—	$7,802	$181,854	—	$3,620,448
Garrett E. Pierce	—	6,971	(1,745)	—	56,339
James R. Thompson	—	6,449	2,577	—	52,834
Ronald J. Grabe	—	4,826	(15,257)	—	64,944
Antonio L. Elias	—	1,949	1,443	—	26,970
Carl A. Marchetto	—	863	17	—	881

(1)	In 2007, pursuant to our Deferred Salary and Profit Sharing Plan for Employees (“401(k) Plan”), we made a discretionary contribution to the 401(k) Plan account of each of the Named Executive Officers (including other eligible employees) in the amount of 1% of the salary earned by such officer in 2006. Any discretionary contribution amounts exceeding the Internal Revenue Service limits for the 401(k) Plan are then credited into the Named Executive Officer’s Nonqualified Management Deferred Compensation Plan account as a company contribution. The amounts in this column reflect these company contributions.

Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Agreements

In November 2007, we amended and restated the executive change in control severance agreements between the company and each of our executive officers, including the Named Executive Officers. The amendments were prompted by the company’s change in form of equity compensation from stock options to RSUs and changes in tax laws, as well as our desire to update certain provisions of the agreements to be more in line with current market standards. The form of the amended and restated agreement was filed as Exhibit 10.1 to our Form 8-K filed with the SEC on December 4, 2007 and can be retrieved at www.sec.gov.

Our executive change in control severance agreements have a “double trigger,” meaning that the executive officer’s right to receive severance payments and benefits arises only if there is both a change in control and termination of employment within a specified time period after the change in control. Under these agreements, a “change in control” is generally defined as (1) the acquisition by an individual or group of 30% or more of our common stock or the combined voting power of our then outstanding voting securities entitled to vote for directors, (2) within any 24-month period, the persons who were our directors immediately prior to the transaction shall cease to constitute a majority of our Board or its successor, (3) the sale or disposition of all or substantially all of the company’s assets, or (4) the consummation by us of a merger, consolidation or similar business combination transaction, the result of which is either (a) the stockholders of the company immediately prior to the transaction will not beneficially own more than 60% of the surviving entity, (b) a person owns more than 30% of our outstanding common stock, or (c) at least a majority of the board members of the entity resulting from the transaction were not members of the Board at the time the transaction was agreed to.

If a change in control is contemplated or has occurred, and the Named Executive Officer’s employment is terminated within a specified period of time after the change in control, the Named Executive Officer would be entitled to the following payments and benefits upon the following termination events:

Disability.  If the Named Executive Officer’s employment is terminated due to disability (generally defined as incapacity due to physical or mental illness), the Named Executive Officer’s disability benefits would be determined in accordance with our insurance and benefit programs then in effect. Assuming a December 31, 2007 termination event for disability, the Named Executive Officers (other than Mr. Marchetto, who resigned from the company on December 18, 2007) would receive from us the following:

	Monthly	Maximum Period of	Total Potential
Name	Payments	Payments Based on Age	Payments

David W. Thompson	$25,000	144 months	$3,600,000
Garrett E. Pierce	25,000	36 months	900,000
James R. Thompson	20,000	12 months	240,000
Ronald J. Grabe	20,000	42 months	840,000
Antonio L. Elias	20,000	84 months	1,680,000

Cause.  If the Named Executive Officer is terminated for cause, the Named Executive Officer will not be entitled to receive any payments or benefits after the date of termination, and would only be entitled to accrued base salary and leave as of the date of termination. “Cause” is generally defined as:

•	the officer willfully and continually failing to substantially perform his or her duties in accordance with the instructions of the Board or the persons to whom the officer reports, after a demand for substantial performance is delivered to the officer by the Board which specifically identifies the manner in which the Board believes that the officer has not substantially performed his or her duties;

•	the willful engaging by the officer in conduct which is materially injurious to the company;

•	the embezzlement or misappropriation of the company’s funds or property by the officer;

•	the officer’s conviction of a felony or plea of guilty or nolo contendere to a felony; or

•	the officer’s conviction of a crime involving fraud, dishonesty, moral turpitude or breach of trust or plea of guilty or nolo contendere to such a crime.

Good Reason or Without Cause.  If the Named Executive Officer is terminated without “cause” or by such Named Executive Officer for “good reason,” the Named Executive Officer would receive from us a lump sum equal to two times the sum of (1) the greater of his annual base salary upon the date of the change in control or termination and (2) the greater of (a) his full target bonus for the year of termination or (b) the average of the two highest cash bonuses earned during two of the three immediately preceding years. Also, the Named Executive Officer would receive a pro rata bonus equal to his target bonus through the date of termination. In addition, all unvested amounts under our deferred compensation plan would vest, all insurance benefits would continue for 24 months and all outstanding vested and unvested equity awards would be repurchased by us at the higher of (1) the highest price paid in the change in control transaction or (2) the then current fair market value on the termination date if the equity award has been assumed, less the exercise price for any such equity award, if applicable. The Named Executive Officer must execute a written release of claims provided by the company to be eligible to receive any of the foregoing payments.

If the Named Executive Officer is terminated without “cause” or by the Named Executive Officer for “good reason,” and assuming a December 31, 2007 termination event for either of these reasons, payments and benefits to the Named Executive Officers (other than Mr. Marchetto, who resigned on December 18, 2007) would be as follows:

					Equity
				Insurance	Awards
Name	Salary	Bonus		Benefits(1)	Payments(2)	Total(3)

David W. Thompson	$1,145,058	$1,545,828		$50,725	$7,195,050	$9,936,661
Garrett E. Pierce	1,090,032	1,308,039		47,177	5,339,780	7,785,028
James R. Thompson	1,040,122	1,248,147		11,808	3,358,980	5,659,057
Ronald J. Grabe	760,018	684,015	(4)	49,600	1,642,950	3,136,583
Antonio L. Elias	620,190	558,171		49,210	3,905,950	5,133,521

(1)	Reflects the gross premiums to be paid by the company to provide each Named Executive Officer with life insurance and health and welfare benefits substantially similar to those they were receiving as of December 31, 2007 for the next 24-month period. Assumes annual increases in premiums based on historical percentage increases.

(2)	Reflects payments in consideration for the surrender of all outstanding stock options equal to the difference between the respective exercise prices for such stock options as set forth in the Outstanding Equity Awards at Fiscal Year-End table on page 25, and $24.52, the closing price of our common stock on December 31, 2007. Also reflects payments in consideration for the surrender of all unvested RSUs at a repurchase price of $24.52 per RSU.

(3)	Estimated legal fees and expenses incurred by the Named Executive Officer in connection with a termination are not included in the total. All Named Executive Officers are fully vested in their account balances under our 401(k) Plan and Nonqualified Management Deferred Compensation Plan, and therefore this termination event does not provide for any accelerated vesting under these plans, and no amounts related to such plans are included in the total. See “Nonqualified Deferred Compensation” on page 26 for a description of the year-end balances for each Named Executive Officer under our Nonqualified Management Deferred Compensation Plan.

(4)	Pursuant to our executive relocation agreement with Mr. Grabe, the bonuses provided for in such agreement were not taken into account when calculating payments due under Mr. Grabe’s executive change in control severance agreement. See “Arrangements with Named Executive Officers” on page 23 for more information on Mr. Grabe’s executive relocation agreement.

The definition of “cause” is described above. “Good Reason” is generally defined as:

•	the assignment of the officer to duties that are a material adverse change from the most significant position held by the officer during the 180-day period prior to a change in control;

•	a material reduction in the officer’s base salary;

•	the relocation of the officer outside a 50-mile radius of the officer’s then current office;

•	a material adverse change in (1) the value of any compensation plan (including bonus plan) that the officer participated in prior to the change in control or (2) the benefits under our retirement, pension, 401(k), deferred compensation, life insurance, medical, health, accident, disability or other benefit plans that the officer participated in prior to the change in control; or

•	the failure of us to obtain from any successor an assumption of the obligations under the executive change in control severance agreement.

Executive Severance Agreement

In November 2007, we amended and restated our executive severance agreement with Garrett E. Pierce which sets forth the severance payments and benefits that Mr. Pierce would receive from us in the event his employment is terminated other than in the event of a change in control. The amendments were prompted by our change in form of equity compensation from stock options to RSUs and changes in tax laws. Under his agreement, Mr. Pierce will be entitled to the following payments and benefits upon the occurrence of the following termination events:

Disability.  If Mr. Pierce’s employment is terminated by us for disability (generally defined as incapacity due to physical or mental illness), then (1) his benefits shall be determined in accordance with our insurance and benefits programs then in effect and (2) his equity grants shall continue to vest as scheduled for a 24-month period following such termination and his stock options shall remain exercisable for the rest of the originally scheduled term. As of December 31, 2007, all of Mr. Pierce’s outstanding stock options were fully vested. See the Outstanding Equity Awards at Fiscal Year-End table on page 25 for a list of these stock options. Assuming a December 31, 2007 termination event for disability, Mr. Pierce would receive monthly payments of $25,000 for up to 36 months for an aggregate potential amount of $900,000 and a total of 23,500 unvested RSUs would continue to vest as scheduled for a 24-month period. As of December 31, 2007, the value of these RSUs was $576,220 based on the $24.52 closing price of our common stock on such date.

Cause.  If Mr. Pierce’s employment is terminated by us for cause, Mr. Pierce would only be permitted to exercise vested stock options for 60 days after the date of termination. “Cause” is generally defined in the same manner as described above in the executive change in control severance agreements. As of December 31, 2007, all of Mr. Pierce’s outstanding stock options were fully vested. See the Outstanding Equity Awards at Fiscal Year-End table on page 25 for a list of these stock options.

Good Reason or Without Cause.  If Mr. Pierce’s employment is terminated by us for any reason other than for disability or “cause,” as defined in the agreement, or by Mr. Pierce for “good reason,” as defined in the agreement (which is generally defined in the same manner as the executive change in control severance agreements), then Mr. Pierce would receive from us a lump sum payment equal to two times the sum of (1) his annual base salary and (2) the higher of (a) the sum of any bonuses paid or payable to him for the 12-month period immediately preceding the month of such termination, or (b) the target bonus for the year of termination based on 80% of his annual base salary. He would also be reimbursed for all reasonable legal fees and expenses incurred by him as a result of such termination. Also, Mr. Pierce’s outstanding RSUs would continue to vest as scheduled for a 24-month period. In addition, his insurance benefits would continue for a 24-month period following such termination.

If Mr. Pierce’s employment is terminated by us without “cause” or by him for “good reason,” and assuming a December 31, 2007 termination event for either of these reasons, payments would be as follows:

			Insurance	Equity
Name	Salary	Bonus	Benefits(1)	Awards(2)	Total(3)

Garrett E. Pierce	$1,090,032	$872,026	$47,177	$576,220	$2,585,455

(1)	Reflects the gross premiums to be paid by the company to provide Mr. Pierce with life, disability, accident and health insurance benefits substantially similar to those he was receiving as of December 31, 2007 for the next 24-month period. Assumes annual increases in premiums based on historical percentage increases.

(2)	Reflects the value of 23,500 unvested RSUs, which would continue to vest as scheduled for the next 24-month period, based on the $24.52 closing price of our common stock on December 31, 2007. The amount does not include the value of Mr. Pierce’s stock options remaining exercisable for the rest of their originally scheduled terms because all such options are currently fully vested and therefore this termination event does not provide for any accelerated payments. See the Outstanding Equity Awards at Fiscal Year-End table on page 25 for a list of these stock options.

(3)	Estimated legal fees and expenses incurred by Mr. Pierce in connection with a termination are not included in the total.

Nonqualified Management Deferred Compensation Plan

In addition to the payments described above, in connection with our Nonqualified Management Deferred Compensation Plan, in the event that a Named Executive Officer dies while employed by us, benefits under the plan will be paid to his or her beneficiaries in the same manner elected by such Named Executive Officer. Assuming a

December 31, 2007 termination event for death, payments for the Named Executive Officers (other than Mr. Marchetto, who resigned on December 18, 2007) would be as follows:

Name	Payments

David W. Thompson	$3,620,448
Garrett E. Pierce	56,339
James R. Thompson	52,834
Ronald J. Grabe	64,944
Antonio L. Elias	26,970

Indemnification Agreements

We have entered into substantially identical indemnification agreements with each of our directors, the Named Executive Officers and with certain other officers and senior managers. The agreements provide that we will, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the company or any of our affiliates, or because the company has a right to judgment in its favor because of his or her position with us or any of our affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to our best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under our Restated Certificate of Incorporation or any agreement or vote of stockholders and that the Restated Certificate of Incorporation may not be amended to adversely affect the rights of the indemnitee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was comprised of Edward F. Crawley, Daniel J. Fink, Robert J. Hermann, Ronald T. Kadish, Janice I. Obuchowski and Scott L. Webster during 2007. No member of the Compensation Committee was an officer or employee of the company during fiscal year 2007, nor did any member have a business relationship with the company that is required to be disclosed pursuant to the applicable SEC rules. No interlocking relationship, as described in the applicable SEC rules, existed between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee during 2007.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls. The Audit Committee is comprised of five directors, each of whom is “independent” as defined by the existing NYSE listing rules and SEC rules. Members of the Audit Committee must also satisfy the independence requirements of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the company’s internal controls and financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2007, with the company’s management, and also has discussed with PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee has received both the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC that firm’s independence.

Based on the Audit Committee’s discussions with management and the company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the company that the audited consolidated financial statements of the company for the fiscal year ended December 31, 2007, be included in the company’s Annual Report on Form 10-K as filed with the SEC in February 2008.

The foregoing report has been furnished by the Audit Committee members:

Robert M. Hanisee, Chairman	Frank L. Salizzoni
Edward F. Crawley	Harrison H. Schmitt
Lennard A. Fisk

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Audit and Finance Committee Report will not be incorporated by reference into any such filings.

OWNERSHIP OF COMMON STOCK

The table below sets forth certain information regarding our stock-based holdings as of February 26, 2008 unless otherwise indicated, by (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of our directors and Named Executive Officers and (3) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

		Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address	Owned(1)	Owned

FMR LLC 82 Devonshire Street Boston, MA 02109(2)	5,426,110	9.2%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403(3)	4,785,911	8.1%
TimesSquare Capital Management, LLC. 1177 Avenue of the Americas — 39th Floor New York, NY 10036(4)	3,600,700	6.2%
ClearBridge Advisors, LLC. ClearBridge Asset Management, Inc. Smith Barney Fund Management LLC. 399 Park Avenue New York, NY 10022(5)	3,111,910	5.3%
Edward F. Crawley	10,724	*
Antonio L. Elias	303,452	*
Daniel J. Fink(6)	71,800	*
Lennard A. Fisk.	68,453	*
Ronald J. Grabe.	185,467	*
Robert M. Hanisee	54,883	*
Robert J. Hermann	54,140	*
Ronald T. Kadish	13,894	*
Janice I. Obuchowski	53,281	*
Garrett E. Pierce	374,974	*
James G. Roche	15,617	*
Frank L. Salizzoni	56,619	*
Harrison H. Schmitt	40,035	*
David W. Thompson	515,955	*
James R. Thompson(7)	508,191	*
Scott L. Webster	56,346	*
Officers and Directors as a Group (18 persons)	2,471,089	4.1%

*	Less than 1%.

(1)	Includes shares issuable upon exercise of outstanding stock options (all of which are currently vested) and RSUs that will vest within 60 days of February 26, 2008, in the following amounts: Antonio L. Elias, 250,000; Daniel J. Fink, 34,000 shares; Lennard A. Fisk, 34,000 shares; Ronald J. Grabe, 142,500 shares; Robert M. Hanisee, 25,000 shares; Robert J. Hermann, 25,000 shares; Ronald T. Kadish, 10,000 shares; Janice I. Obuchowski, 34,000 shares; Garrett E. Pierce, 350,000 shares; James G. Roche, 10,000 shares; Frank L. Salizzoni, 34,000 shares;

Harrison H. Schmitt, 26,000 shares; David W. Thompson, 385,000 shares; James R. Thompson, 250,000 shares; Scott L. Webster, 15,000 shares; and all officers and directors as a group, 1,699,551 shares.

(2)	Beneficial ownership is as of December 31, 2007, based on a Schedule 13G/A filed on February 14, 2008 with the SEC by FMR LLC (“FMR”) and represents shares of the company’s common stock held by FMR and its subsidiary, Fidelity Management & Research Company (“FM&R”). FMR has reported that FMR, through its relationship with FM&R and certain other related entities (including certain investment funds) have reported beneficial ownership of the reported shares. FMR has no power to vote or direct the voting of the shares of the company’s common stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds.

(3)	Beneficial ownership is as of December 31, 2007, based on a Schedule 13G/A filed on January 31, 2008 with the SEC by Franklin Resources, Inc. (“FRI”), FRI’s principal stockholders, Charles B. Johnson and Rupert H. Johnson, Jr. (“Principal Stockholders”) and Franklin Advisors, Inc. (“FA”) and represents a total of 4,785,911 shares of the company’s common stock held by FRI’s direct and indirect subsidiaries, including FA, Fiduciary Trust Company International (“FTC”) and Fiduciary International, Inc. (“FII”) (collectively, “FRI Subsidiaries”). FA has sole voting power and sole dispositive power over 4,418,920 shares of the company’s common stock. FTC has sole voting power and sole dispositive power over 345,391 shares of the company’s common stock. FII has sole voting power and sole dispositive power over 21,600 shares of the company’s common stock. FRI has no power to vote or direct the voting of the shares of the company’s common stock owned by the FRI Subsidiaries.

(4)	Beneficial ownership is as of December 31, 2006, based on a Schedule 13G filed on February 9, 2007 with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”) and represents 3,262,000 shares of the company’s common stock over which TimesSquare has sole voting power and 3,600,700 shares of the company’s common stock over which TimesSquare has sole dispositive power.

(5)	Beneficial ownership is as of December 31, 2007, based on a Schedule 13G/A filed on February 14, 2008 with the SEC by Clearbridge Advisors LLC (“CAL”), Clearbridge Asset Management, Inc. (“CAM”) and Smith Barney Fund Management LLC (“Smith Barney”) and represents 3,085,869 shares of the company’s common stock over which CAL, CAM and Smith Barney have shared voting power and shared dispositive power.

(6)	Includes 2,000 shares of common stock with respect to which Mr. Fink shares voting and investment power with his wife.

(7)	Excludes 1,385 shares of common stock owned by Mr. J.R. Thompson’s wife, with respect to which Mr. Thompson disclaims beneficial ownership.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2008. PwC has served as our independent registered public accounting firm since 1999. A representative of PwC is expected to be present at the annual meeting and will be available to respond to appropriate questions and make such statements as he or she may desire. In the event that the stockholders do not ratify the appointment of PwC, the Board will consider the appointment of another independent registered public accounting firm. The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote with respect to the matter will be required to approve Proposal 2. Abstentions will be considered shares present at the annual meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

The Board of Directors recommends that you vote FOR the ratification of such appointment. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of PwC.

STOCKHOLDER PROPOSALS FOR 2009 PROXY STATEMENT

Stockholder proposals that are intended to be included in the proxy statement and related proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act for our 2009 annual meeting of stockholders must be received by us no later than November 10, 2008 at our principal office located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Corporate Secretary.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Section 1.6 of our Amended and Restated Bylaws, which are on file with the SEC and available on our website, and may be obtained from us upon request. These notice provisions require that recommendations for director nominees for the 2009 annual meeting and any requests to submit any other matter to a vote of stockholders must be received no earlier than December 25, 2008 and no later than January 24, 2009. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and stockholders who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and stockholders beneficially owning more than 10% of our common stock are required by SEC regulations to furnish to us copies of all Forms 3, 4 and 5 they file. Forms 4 were inadvertently filed late on behalf of David W. Thompson reporting two gifts of 2,000 shares each of our common stock and on behalf of Garrett E. Pierce reporting the sale of 1,100 shares of our common stock. Based solely on Orbital’s review of the copies of such forms it has received and written representations from the reporting persons and except as otherwise provided in this proxy statement, Orbital believes that all of its executive officers and directors complied with the Section 16 filing requirements applicable to them with respect to all other transactions during fiscal year 2007.

Relationship with Independent Registered Public Accounting Firm

The Board has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to ratification by our stockholders at the annual meeting.

Fees of Independent Registered Public Accounting Firm

For services rendered during or in connection with our fiscal years indicated in the table below, we have received, or expect to receive, invoices from PwC for the following fees:

	2006	2007

Audit Fees(1)	$1,743,000	$1,189,000
Audit-Related Fees(2)	165,000	—
Tax Fees(3)	109,000	95,000
All Other Fees	2,000	2,000

(1)	Includes fees for services rendered (i) for audit services related to our consolidated financial statements and effectiveness of internal controls over financial reporting, (ii) in connection with the quarterly reviews of the consolidated financial statements in our Forms 10-Q and (iii) in connection with consents.

(2)	Includes fees for assistance in connection with government contract matters and consultations regarding various accounting matters.

(3)	Includes fees for tax compliance and consultation.

The Audit Committee takes into consideration all fees charged by the independent registered public accounting firm in its assessment of PwC’s independence.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm (the “Pre-Approval Policy”). Our Audit Committee is required to pre-approve all services performed by the independent registered public accounting firm to assure that the provision of such services do not impair the independent registered public accounting firm’s independence.

The Audit Committee reviews and approves a list of pre-approved services and the estimated costs of performance approved for each, at least annually. The list is updated throughout the year, as may be necessary. The Audit Committee has delegated to its Chairman the authority to pre-approve the performance by the independent registered public accounting firm of services with estimated aggregate costs of performance up to $100,000. All of the fees identified above under “Fees of Independent Registered Public Accounting Firm” for 2007 were pre-approved in accordance with the Pre-Approval Policy.

Any engagement agreement between the company and the independent registered public accounting firm must be signed by an officer of the company and at least one member of the Audit Committee. The Audit Committee must be notified, at its next regularly scheduled meeting, of any engagement that occurs which had been pre-approved by the Committee or by the Audit Committee delegate. If the proposed service has not been pre-approved, then a representative of the independent registered public accounting firm and the Chief Financial Officer, Controller or other Senior Vice President must jointly submit to the Audit Committee, prior to the commencement of any work, a request for approval, including a reasonably detailed description of the service proposed to be provided, an estimate of the costs of performance of the service and a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Multiple Stockholders with the Same Address

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of the Notice and/or the proxy statement and annual report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees.

We will deliver upon written or oral request a separate copy of the Notice and/or the proxy statement and annual report to any stockholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact our Investor Relations Department either by mail at 21839 Atlantic Boulevard, Dulles, Virginia 20166, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

If you are a holder of our common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the Notice and/or the proxy statement and the annual report in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record sharing the same address and currently receiving multiple copies of the Notice, the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future, may contact our Investor Relations Department at the address, telephone number or e-mail listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ORBITAL SCIENCES CORPORATION
21839 ATLANTIC BOULEVARD
DULLES, VA 20166
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Wednesday, April 23, 2008. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Orbital Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, April 23, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Orbital Sciences Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ORBTL 1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORBITAL SCIENCES CORPORATION

Vote On Directors

1.	To elect four Directors, each to serve for a three-	For	Withhold	For All	To withhold authority to vote for any individual
	year term ending in 2011.	All	All	Except	nominee(s), mark “For All Except” and write the
					number(s) of the nominee(s) on the line below.
	Nominees:
	01) Robert J. Hermann 03) Frank L. Salizzoni
	02) Janice I. Obuchowski 04) David W. Thompson	0	0	0

Vote On Proposal
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	For	Against	Abstain
		0	0	0
Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ORBITAL SCIENCES CORPORATION
Proxy for Annual Meeting of Stockholders – April 24, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned appoints David W. Thompson and Susan Herlick and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the “company”) to be held at the company’s headquarters, 21839 Atlantic Boulevard, Dulles, Virginia 20166 on April 24, 2008 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.